EXHIBIT 99.4

PPL Corporation

Offer to Exchange

7 3/4% PEPSSM Units, Series B and

a Cash Payment
For the 7 3/4% PEPSSM Units (Cusip No. 69352F204)
Pursuant to, and subject to the terms and conditions described in, the Prospectus
Dated November 17, 2003

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 18, 2003, UNLESS EARLIER TERMINATED OR EXTENDED BY PPL CORPORATION

November 17, 2003

To Our Clients:

      PPL Corporation (“PPL”) is offering to exchange 7 3/4% Premium Equity Participating Security Units (PEPSSM Units), Series B (the “New PEPS Units”) plus a cash payment of $0.375 for each validly tendered and accepted 7 3/4% Premium Equity Participating Security Units (PEPSSM Units) (the “Outstanding PEPS Units”).

      Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

      The exchange offer is made on the terms and are subject to the conditions set forth in PPL’s preliminary prospectus dated November 17, 2003 (as may be amended or supplemented from time to time, the “Prospectus”) and the accompanying Letter of Transmittal, including the condition that the Outstanding PEPS Units remain listed on the New York Stock Exchange, or the NYSE, and the minimum condition that there are validly tendered at the expiration of the exchange offer at least 35% of the Outstanding PEPS Units. In the event that PPL determines there is any likelihood that the NYSE continued-listing condition may not be met, PPL may accept a pro rata amount of the Outstanding PEPS Units tendered in the offer in order to ensure that the Outstanding PEPS Units continue to be listed on the NYSE.

      The enclosed Prospectus is being forwarded to you as the beneficial owner of Outstanding PEPS Units held by us for your account but not registered in your name. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Outstanding PEPS Units held by us for your account. A tender of such Outstanding PEPS Units may be made only by us as the registered holder and only pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender and deliver the Outstanding PEPS Units held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to PPL’s exchange offer with respect to the Outstanding PEPS Units (CUSIP No. 69352F204).

      This will instruct you to tender the specified number of the Outstanding PEPS Units indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Prospectus, and the related Letter of Transmittal.

Number of Outstanding PEPS Units to be tendered:

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